UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 1, 2007
DYNAVAX TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-50577	33-0728374
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2929 Seventh Street, Suite 100
Berkeley, California 94710
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 848-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 31, 2007, Dynavax Technologies Corporation (“Dynavax”) and Merck & Co., Inc. (“Merck”) executed an Exclusive License and Development Collaboration Agreement and Manufacturing Agreement (the “Collaboration Arrangement”) pursuant to which Dynavax and Merck entered into a global license and development collaboration to jointly develop HEPLISAV™, a novel investigational hepatitis B vaccine, which is currently being evaluated in a multi-center Phase 3 clinical trial involving adults and in patients on dialysis. Under the terms of the agreement, Merck receives worldwide exclusive rights to HEPLISAV, will fund future vaccine development and be responsible for commercialization. Dynavax will receive an initial payment of $31.5 million, and if successful, will be eligible to receive up to $105 million in development and sales milestone payments, and double-digit tiered royalties on global sales of HEPLISAV.
     Under the Collaborative Arrangement, Dynavax will continue ongoing clinical studies under Merck’s guidance pursuant to an approved budget and be responsible for manufacture of the hepatitis B surface antigen component of the vaccine on a fixed price basis. Dynavax will conduct manufacturing at Dynavax Europe in its Düsseldorf, Germany facility using Dynavax’s proprietary technology developed at that site and later, at a new facility to support expected market needs.
     The foregoing summary of the Collaboration Arrangement is not complete and is qualified in its entirety by reference to the agreements which will be filed with the Dynavax Quarterly Report on Form 10-K for the year ended December 31, 2007.
Item 8.01. Other Events.
See Item 1.01.
     The press release dated November 1, 2007, titled “Dynavax and Merck & Co., Inc. Announce Partnership to Develop HEPLISAV™, an Investigational Hepatitis B Vaccine Currently in Phase 3” is attached hereto as Exhibit 99.1 and is herein incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated November 1, 2007, entitled “Dynavax and Merck & Co., Inc. Announce Partnership to Develop HEPLISAV™, an Investigational Hepatitis B Vaccine Currently in Phase 3.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dynavax Technologies Corporation
Dated: November 7, 2007	By:	/s/ Michael Ostrach
Michael Ostrach,
Vice President, Chief Business Officer and General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Press release, dated November 1, 2007, entitled “Dynavax and Merck & Co., Inc. Announce Partnership to Develop HEPLISAV™, an Investigational Hepatitis B Vaccine Currently in Phase 3.”